EXHIBIT 10.36

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is dated as of February 18, 2010, by and among Cohen Brothers LLC (the “Company”), a subsidiary of Cohen & Company Inc. (“Parent”), Parent, each of which has its principal place of business at 2929 Arch Street, Philadelphia, PA 19104 and Daniel G. Cohen (the “Executive”).

WHEREAS, the Company wishes to employ the Executive as its Chairman, Chief Executive Officer and Chief Investment Officer, and the Executive wishes to accept such employment, on the terms set forth below, effective as of December 17, 2009 (“Effective Date”);

NOW THEREFORE, the parties hereto agree as follows:

1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Effective Date and continuing through December 31, 2012, unless sooner terminated in accordance with the provisions of Section 4 or Section 5, with such employment to continue for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing prior to three months before the expiration of the initial term and each annual renewal, as applicable. (The period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).

2. Duties. During the Term, the Executive shall be employed by the Company as its Chairman, Chief Executive Officer and Chief Investment Officer. During the Term, Executive shall also serve as the Chairman and Chief Executive Officer of Parent. The Executive shall faithfully perform for the Company the duties of said offices and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the board of directors of Parent (the “Board”).

3. Compensation.

3.1 Base Salary. The Company shall pay the Executive during the Term a salary at a minimum rate of $1,000,000.00 per annum for the period beginning on the Effective Date through December 31, 2010 (the “Base Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. For each year thereafter, the Compensation Committee of the Board shall review the Executive’s Base Salary and may provide for such increases therein as it may, in its discretion, deem appropriate. (Any such increased salary shall constitute the “Base Salary” as of the time of the increase.)

3.2 Performance Bonus. During the Term, in addition to the Base Salary, for each fiscal year of the Company ending during the Term, the Executive shall have the opportunity to receive an annual bonus in an amount and on such terms to be determined by the Compensation Committee of the Board (“Performance Bonus”). The Compensation Committee of the Board shall further have the discretion to grant Executive annual bonuses in such amounts and on such terms as it shall determine in its sole discretion. Nothing contained in the foregoing shall limit the Executive’s eligibility to receive any other bonus under any other bonus plan, stock option or equity–based plan, or other policy or program of Parent or the Company. With respect to Executive’s performance in 2009, the Company shall pay to Executive a bonus of $2,000,000.00 under the Company’s 2010 Executive Officers’ Cash Bonus Plan.

3.3 Equity Incentive Compensation. Executive shall be entitled to participate in any equity compensation plan of Parent or the Company in which he is eligible to participate, and may, without limitation, be granted in accordance with any such plan options to purchase units of Company membership interest, shares of Parent’s common stock, shares of restricted stock, and other equity awards in the discretion of the Compensation Committee of the Board.

3.4 Benefits-In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits that may be available to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.5 Vacation. The Executive shall be entitled to vacation of no less than 20 business days per year, to be credited in accordance with ordinary Company policies.

3.6 Expenses-In General. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with the Company’s policies regarding such reimbursements.

4. Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of the Company’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment due to death or disability, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Base Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); (ii) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive a single-sum payment equal to the value of his Base Salary that would have been paid to him for the remainder of the year in which the termination occurs; (iii) without duplication of any amounts due under clauses (i) and (ii), the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall receive a single-sum payment equal to the value of the highest bonus earned by the Executive in the one year period preceding the date of termination, multiplied by a fraction (x) the numerator of which is the number of days in the fiscal year preceding the termination and (y) the denominator of which is 365; (iv) all outstanding unvested equity-based awards held by the Executive shall fully vest and become immediately exercisable, as applicable, subject to the terms of such awards; and (v) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company’s plans and arrangements in accordance with their terms). Unless the payment is required to be delayed pursuant to Section 7.14(b) below, the cash amounts payable pursuant to clauses (i), (ii) and (iii) above shall be paid to the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) within 60 days following the date of his termination of employment on account of death or disability.

5. Certain Terminations of Employment; Certain Benefits.

5.1 Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a) For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i) commission of, and indictment for or formal admission to a felony, or any crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company;

(ii) engagement in fraud, misappropriation or embezzlement;

(iii) continued failure to materially adhere to the directions of the Board or Parent’s or the Company’s written policies and practices; or

(iv) material breach of any of the provisions of Section 6;

provided, that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time not more than 30 days following the occurrence of any of the events described in clause (ii) through (iv) above (or, if later, the Company’s knowledge thereof). No termination for Cause under clauses (ii) through (iv) shall be effective unless the Board makes a determination that Cause exists after notice to the Executive, and the Executive has been provided with an opportunity (with counsel of his choice) to contest the determination at a meeting of the Board.

(b) The Company may terminate this Agreement and the Executive’s employment hereunder for Cause, and the Executive may terminate his employment on at least 30 days’ written notice given to the Company. If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not for Good Reason in accordance with Section 5.2, (i) the Executive shall receive Base Salary and other benefits (including any bonus for a fiscal year completed before termination and awarded but not yet paid) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); and (ii) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment. Unless the payment is required to be delayed pursuant to Section 7.14(b) below, the cash amounts payable to the Executive under this Section 5.1(b) shall be paid to the Executive in a single-sum payment within 60 days following the date of his termination of employment with the Company pursuant to this Section 5.1(b).

5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive,

(i) the material reduction of the Executive’s title, authority, duties and responsibilities or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with Parent and the Company;

(ii) a material reduction in Base Salary of the Executive;

(iii) the Company’s material breach of this Agreement; or

(iv) Executive is required to relocate his office more than 30 miles outside of Philadelphia, Pennsylvania or the Borough of Manhattan, New York.

Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have 15 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(b) The Company may terminate the Executive’s employment and the Executive may terminate the Executive’s employment with the Company at any time for any reason or no reason. If the Company terminates the Executive’s employment (and the termination is not covered by Section 4 or 5.1), the Executive terminates his employment for Good Reason, or the Company does not renew this Agreement as described in Section 1:

(i) the Executive shall receive a single-sum payment equal to accrued but unpaid Base Salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment);

(ii) the Executive shall receive a single-sum payment of an amount equal to 3.0 times (a) the average of the Base Salary amounts paid to Executive over the three calendar years prior to the date of Termination, (b) if less than three years have elapsed between the date of this Agreement and the date of termination, the highest Base Salary paid to Executive in any calendar year prior to the date of Termination, or (c) if less than 12 months have elapsed from the date of this Agreement to the date of termination, the highest Base Salary received in any month times 12; and

(iii) all outstanding unvested equity-based awards (including without limitation stock options and restricted stock) held by the Executive shall fully vest and shall become immediately exercisable, as applicable.

Unless the payment is required to be delayed pursuant to Section 7.14(b) below, the cash amounts payable to the Executive under this Section 5.2(b) shall be paid to the Executive within 60 days following the date of his termination of employment with the Company pursuant to this Section 5.2(b).

5.3 Change of Control. Without duplication of the foregoing, upon a “Change of Control” (as defined below) while the Executive is employed, all outstanding unvested equity-based awards shall fully vest and shall become immediately exercisable, as applicable. After such Change of Control, there will be transition period (“Transition Period”) which will begin on date of the Change of Control and end on the first anniversary of such Change of Control. If the Executive terminates his employment with the Company within the six-month period following the Transition Period, such termination shall be deemed a termination by the Executive for Good Reason covered by Section 5.2. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following:

(i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding Executive, Christopher Ricciardi, any Family Member of Executive or Christopher Ricciardi, the Company, any entity or person controlling, controlled by or under common control with Executive, Christopher Ricciardi, any Family Member of Executive or Christopher Ricciardi, any employee benefit plan of the Company or any such entity, and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Executive is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of Parent representing 30% or more of either (A) the combined voting power of Parent’s then outstanding securities or (B) the then outstanding Common Stock of Parent (in either such case other than as a result of an acquisition of securities directly from Parent or the Company); provided, however, that, in no event shall a Change of Control be deemed to have occurred upon a public offering of the Common Stock under the Securities Act of 1933, as amended (for purposes hereof, “Family Member” means (I) a person’s spouse, parent, sibling and descendants (whether natural or adopted), (II) any family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such person and/or such person’s spouse, parent, sibling and/or descendants (whether natural or adopted), and (III) any estate or trust for the benefit of such person and/or such person’s spouse, parent, sibling and/or descendants (whether natural or adopted));

(ii) any consolidation or merger of Parent where the stockholders of Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent entity, if any);

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Parent or the Company, other than a sale or disposition by Parent or the Company of all or substantially all of Parent or the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of Parent or the Company, as applicable, immediately prior to such sale or (B) the approval by stockholders of Parent or members of the Company of any plan or proposal for the liquidation or dissolution of Parent or the Company, as applicable; or

(iv) the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director.

5.4 Parachutes. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement would be deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Parachute Payments shall be reduced (but not below zero) so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the excise tax imposed by Section 4999 of the Code. Any such reduction shall be made by first reducing severance benefits (if any). Notwithstanding the foregoing, if the reduction of Parachute Payments under this Section 5.4 would be equal to or greater than $50,000, then there shall be no such reduction and the full amount of the Parachute Payment shall be payable. “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The calculation under this Section 5.4 shall be as determined by the Company’s accountants.

Unless the payment is required to be delayed pursuant to Section 7.14(b) below, any additional payment payable to the Executive pursuant to this Section shall be paid by the Company to the Executive within 5 days of receipt of the Company’s accountants’ determination, which such determination shall be made to the Company within 30 days of any event requiring payment to the Executive hereunder.

5.5 Execution of Release. The Executive acknowledges that, if required by the Company prior to making the payments and benefits set forth in this Section 5 (other than accrued but unpaid Base Salary and other benefits), all such payments and benefits are subject to his execution of a general release from liability of the Company, Parent, and their respective Officers (including his successor), Directors/Managers and employees, and such release becoming irrevocable by its terms. If Executive fails to execute such release, or such release does not become irrevocable, all such payments and benefits set forth in this Section 5 shall be forfeited.

6. Covenants of the Executive.

6.1 Confidentiality. The Executive acknowledges that (i) the primary businesses of the Company are its asset management business (managing assets through listed and private companies, funds, managed accounts and collateralized debt obligations) and its capital markets business (credit-related fixed income sales and trading as well as new issue placements in corporate and securitized products) (the “Businesses”); (ii) the Company is one of the limited number of persons who have such a business; (iii) the Company’s Businesses are, in part, national and international in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees during and after the period of the Executive’s employment with the Company and its affiliates, the Executive (x) shall keep secret and retain in strictest confidence all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and (y) shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

6.2 Noncompetition. For a period of six months following the end of the Term (the “Non-Compete Period”), Executive shall not, directly or indirectly, engage or participate in, or become employed by, or affiliated with, or render advisory or any other services to, any person or business entity or organization, of whatever form, that competes with the Company. Executive specifically acknowledges that the temporal limitations hereof, in view of the nature of the Company’s Businesses, are reasonable and necessary to protect the Company’s legitimate business interests.

6.3 Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 6.1 and 6.2 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 6.1 or 6.2, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

7. Other Provisions.

7.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3 Enforceability; Jurisdiction; Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in Philadelphia, Pennsylvania in accordance with the law of the Commonwealth of Pennsylvania and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

7.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i)	If to the Company, to:

Cohen & Company Inc. 2929 Arch Street, 17th Floor Philadelphia, PA 19104 Attention: General Counsel

(ii)	If to the Executive, to:

Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF PENNSYLVANIA.

7.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred, subject to Section 5.3, pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

7.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

7.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.12 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 5 and 6 and any other provisions of this Agreement expressly imposing obligations that survive termination of Executive’s employment hereunder, and the other provisions of this Section 7 to the extent necessary to effectuate the survival of such provisions, shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

7.13 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

7.14 Section 409A.

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of the Executive’s termination of employment, the Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to the Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following the Executive’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to the Executive in a lump sum within 30 days after the date that is 6 months following the Executive’s “separation from service” with the Company (or any successor thereto). If the Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after Executive’s death. If any of the cash payments payable pursuant to this Agreement are delayed due to the requirements of section 409A of the Code, there shall be added to such payments interest during the deferral period at an annualized rate of interest equal to 5%.

(c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a short period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of all eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to the liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.

7.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

COHEN BROTHERS LLC

By:	/s/ CHRISTOPHER RICCIARDI
Name:	Christopher Ricciardi
Title:	President

COHEN & COMPANY INC.

By:	/s/ CHRISTOPHER RICCIARDI
Name:	Christopher Ricciardi
Title:	President

/s/ DANIEL G. COHEN
Daniel G. Cohen